Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Third Quarter 2023 Results
•Third Quarter 2023 Financial Results
◦Revenue of $1,068 million, representing 4% reported growth or 5% excluding the impact of foreign exchange rates
◦Reported Net Loss of $1,096 million, inclusive of a non-cash goodwill impairment charge of $1,042 million primarily related to increased long-term treasury rates
◦Adjusted EBITDA of $214 million, or 20.0% of Revenue
◦Reported EPS of $(2.22) inclusive of a $(2.10) per share impact of goodwill impairment charge, Adjusted EPS of $0.18
◦Net leverage ratio of 5.7x Adjusted EBITDA
•Updating full year 2023 guidance to reflect third quarter outperformance offset by expected unfavorable impact of foreign exchange rates:
◦Revenue of $4,360 to $4,400 million, constant currency growth improves to flat to 1%
◦Reported Net Loss of $1,174 to $1,204 million, Reported diluted EPS of $(2.43) to $(2.37)
◦Adjusted EPS of $0.88 to $0.94, Adjusted EBITDA of $965 to $1,000 million
◦Net leverage ratio expected at 5.5x to 5.8x Adjusted EBITDA at year-end 2023

GREENFIELD, Ind (November 7, 2023) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the third quarter of 2023, provided guidance for the fourth quarter of 2023, and updated guidance for the full year 2023.

“Elanco delivered a strong third quarter across both pet health and farm animal, with revenue, adjusted EBITDA, and adjusted EPS growth. Constant currency revenue growth of 5 percent was driven by accelerating contribution from innovation, stabilizing core volumes, price growth and improved market conditions in Europe. In constant currency, Pet Health grew 6% and Farm Animal grew 4%, enabled by our differentiated global omnichannel execution, strategic leverage of our diverse portfolio, and our enhanced capabilities and leadership,” said Jeff Simmons, Elanco President and CEO. “Our innovation pipeline remains on track, with potential blockbuster products Credelio Quattro, Bovaer and our differentiated JAK inhibitor for canine dermatology, which upon approval will be known as Zenrelia, all on a path toward U.S. approval in the first half of 2024. We are also investing in important commercial capabilities and expanded share of voice to drive our current portfolio and expected launches in 2024.”

“For the full year, we are tightening our guidance ranges to reflect third quarter outperformance and the continued strengthening of the U.S. dollar. We are increasing the midpoint of our guidance range for constant currency revenue growth, and for adjusted EBITDA and adjusted EPS despite increased headwinds from foreign exchange rates. We expect constant currency revenue growth to continue in the fourth quarter and in 2024.”

Financial Highlights

Third Quarter Results (dollars in millions, except per share amounts)	2023	2022	Change (%)	CC Change(1) (%)

Pet Health	$495	$469	6%	6%
Farm Animal	$561	$545	3%	4%
Cattle	$242	$227	7%	7%
Poultry	$184	$176	5%	7%
Swine	$93	$95	(2)%	(2)%
Aqua	$42	$47	(11)%	(13)%
Contract Manufacturing	$12	$12	0%	(2)%
Total Revenue	$1,068	$1,026	4%	5%
Reported Net Loss	$(1,096)	$(65)	NM
Adjusted EBITDA	$214	$203	5%
Reported EPS	$(2.22)	$(0.13)	NM
Adjusted EPS	$0.18	$0.17	6%
(1) CC = Constant Currency, representing the growth rate excluding the impact of foreign exchange rates.
Numbers may not add due to rounding.

In the third quarter of 2023, revenue was $1,068 million, an increase of 4% on a reported basis, or an increase of 5% excluding the unfavorable impact from foreign exchange rates, compared to the third quarter of 2022.

Pet Health revenue was $495 million, a 6% increase on both a reported and constant currency basis, with a 4% increase from price, compared to the third quarter of 2022. The year over year constant currency growth in the third quarter was primarily driven by price, improved market conditions in Europe impacting parasiticides, and improved supply for vaccines in the U.S., partially offset by continued competitive pressure on certain products in the U.S. veterinary channel. In the third quarter of 2023, the Advantage® Family of products and Seresto® contributed $103 million and $41 million, respectively.

Farm Animal revenue was $561 million, a 3% increase on a reported basis or an increase of 4% excluding the unfavorable impact from foreign exchange rates, with a 3% increase from price compared to the third quarter of 2022. The year over year constant currency growth in the third quarter was primarily driven by revenue from new products, led by Experior, price, and strength in European poultry, partially offset by regulatory changes impacting cattle implant products and timing of poultry rotations in the U.S.

Gross profit was $581 million, or 54.4% of revenue on a reported basis, and $582 million, or 54.5% of revenue on an adjusted basis, in the third quarter of 2023. Gross profit as a percent of revenue increased 40 and 50 basis points on a reported and adjusted basis, respectively, primarily driven by improved price and productivity, partially offset by inflation, inventory losses, and planned reduced throughput at certain manufacturing sites in support of efforts to reduce balance sheet inventory and improve cash conversion.

Total operating expense was $399 million for the third quarter of 2023. Marketing, selling and administrative expenses increased 5% to $313 million, primarily driven by higher employee related expenses and increased promotional spend, primarily supporting the U.S. Pet Health business, partially offset by the favorable impact from foreign exchange rates. Research and development expenses increased 10% to $86 million, primarily driven by higher employee-related expenses, project costs and the unfavorable impact of Euro strength.

Asset impairment, restructuring and other special charges were $16 million in the third quarter of 2023 compared to $26 million in the third quarter of 2022. Charges recorded in both the third quarter of 2022 and the third quarter of 2023 are primarily related to costs associated with the implementation of new systems, programs and processes due to the integration of Bayer Animal Health, with charges decreasing year over year as the system implementation winds down after go-live in April of 2023.

Since the significant change in our market value relative to our book value during the third quarter of 2022, we have closely monitored our goodwill for indicators of impairment. During the third quarter of 2023, we determined that the sharp rise in long-term treasury rates in the U.S. was such an indicator, and as a result, we performed a goodwill impairment test. Given an increased discount rate, which was primarily driven by the increase in long-term treasury rates, we determined our goodwill was impaired, recording a non-cash goodwill impairment charge of $1,042 million as of September 30, 2023.

Reported and adjusted net interest expense was $72 million in the third quarter of 2023, an increase of $12 million on a reported basis and $14 million on an adjusted basis, compared to the third quarter of 2022. The increase was driven by the impact of rate increases.

Other expense was $9 million in the third quarter of 2023 on a reported basis, compared to $8 million in the third quarter of 2022. Other expense recorded in the third quarter of 2023 primarily consisted of the impact of hyperinflationary accounting in Turkey and Argentina, partially offset by milestone income related to a license agreement.

The reported effective tax rate was 0.2% in the third quarter of 2023, compared to (47.7)% in the third quarter of 2022. The reported effective tax rate in the third quarter of 2023 was primarily driven by the recognition of a non-cash goodwill impairment charge which was nondeductible in most of the impacted jurisdictions. The adjusted effective tax rate decreased to 16.0% in the third quarter of 2023 compared to 27.7% in the third quarter of 2022, primarily driven by the U.S. taxation of foreign operations and the jurisdictional location of Elanco profits.

Net loss for the third quarter of 2023 was $1,096 million and $2.22 per diluted share on a reported basis, compared with net loss of $65 million and $0.13 per diluted share for the same period in 2022. On an adjusted basis, net income for the third quarter of 2023 was $90 million, or $0.18 per diluted share, a 6% increase compared with the same period in 2022. Adjusted EBITDA was $214 million in the third quarter of 2023, a 5% increase compared to the third quarter of 2022. Adjusted EBITDA as a percent of revenue was 20.0% compared with 19.8% for the third quarter of 2022, an increase of 20 basis points.

Working Capital and Balance Sheet
Cash provided by operations was $198 million in the third quarter of 2023 compared to cash provided by operations of $189 million in the third quarter of 2022. The increase in cash from operations in the third quarter of 2023 reflects improved working capital, primarily related to inventory performance within the quarter, partially offset by decreased cash from interest rate swap settlements compared to the third quarter of 2022.

As of September 30, 2023, Elanco’s net leverage ratio was 5.7x adjusted EBITDA, compared to 5.9x as of June 30, 2023.

Select Business Highlights Since the Last Earnings Call
•Completed U.S Food and Drug Administration (FDA) submissions for Credelio Quattro™, a broad spectrum parasiticide product for dogs, and Bovaer®, a feed additive to reduce methane emissions for Dairy cows.
•Completed submissions in Canada and Japan for Zenrelia™, a JAK inhibitor for canine dermatology.
•Received approval for Elura™ for stimulation of appetite and weight gain in cats in the EU and Credelio™ Cat for treatment and prevention of fleas and ticks in China, as well as claim expansions to include demodex for Credelio and Credelio Plus™, in Australia and Japan.
•Launched Varenzin™-CA1, the first-of-its-kind oral treatment for anemia in cats with chronic kidney disease after receiving FDA conditional approval.
•Rumensin™ received first accepted protocol aimed at reducing greenhouse gas emissions with verified carbon credits available for sale on the Athian marketplace.
•Announced the Board of Directors has commenced a process to amend Elanco’s corporate governing documents, expecting to seek shareholder approval for amendments to the Articles of Incorporation that will commence a process to declassify the Board, allow shareholders to amend the Company’s bylaws, and allow shareholders to call special meetings.

Financial Guidance
Elanco is updating financial guidance for the full year 2023, summarized in the following table:

2023 Full Year (dollars in millions, except per share amounts)	August Guidance			November Guidance

Revenue	$4,350	to	$4,410	$4,360	to	$4,400
Reported Net Loss	$(170)	to	$(127)	$(1,204)	to	$(1,174)
Adjusted EBITDA	$950	to	$1,010	$965	to	$1,000
Reported EPS	$(0.34)	to	$(0.26)	$(2.43)	to	$(2.37)
Adjusted EPS	$0.80	to	$0.89	$0.88	to	$0.94
Elanco is adjusting its full year 2023 guidance for revenue, adjusted EBITDA and adjusted earnings per share to reflect the outperformance in the third quarter partially offset by the expected negative impact of changes in foreign exchange rates. The impact of foreign exchange on revenue is now expected to be a headwind of approximately $70 million, a $40 million increase from the August guidance. On a constant currency basis, the company expects the year-over-year change in revenue to be flat to a 1% increase.

Full year reported net loss guidance does not include any further goodwill impairment beyond the third quarter charge. Future changes in our discount rate, whether driven by increases in long-term treasury rates or other factors, or future changes in other significant assumptions or the use of alternative estimates and assumptions, could have a significant impact on the estimated fair value of our reporting unit, exposing us to further non-cash goodwill impairment losses.

“Our return to revenue growth in the third quarter and related growth in adjusted EBITDA and adjusted EPS was driven by improvement across both pet heath and farm animal. The outperformance in the third quarter allowed us to increase the midpoint of our expectations for constant currency revenue growth, adjusted EBITDA and adjusted EPS, while covering the expected negative impact of the foreign exchange rates. Business execution paired with company-wide efforts to manage balance sheet inventory and improve working capital are leading to increased cash flow generation,” said Todd Young, Elanco Executive vice president and CFO.

Additionally, the company is providing guidance for the fourth quarter of 2023, as summarized in the following table:

2023 Fourth Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$978	to	$1,018
Reported Net Loss	$(113)	to	$(83)
Adjusted EBITDA	$151	to	$186
Reported EPS	$(0.23)	to	$(0.17)
Adjusted EPS	$0.07	to	$0.13
Revenue guidance for the fourth quarter includes an estimated headwind of approximately $10 million from the unfavorable impact of foreign exchange rates compared to the prior year. On a constant currency basis, the company expects revenue growth of 1% to 4%.

The financial guidance reflects interest rates and foreign exchange rates consistent with those as of the beginning of November.

Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning.
WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review third quarter financial and operational results, discuss fourth quarter and full year 2023 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/investor/events-and-presentations.

ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2023 full year and fourth quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:

•heightened competition, including from generics;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•consolidation of our customers and distributors;
•an outbreak of infectious disease carried by farm animals;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the potential impact on our business and global economic conditions resulting from regional conflicts;
•the success of our research and development (R&D) and licensing efforts;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•fluctuations in our business results due to seasonality and other factors;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•risks related to the modification of foreign trade policy;
•risks related to currency exchange rate fluctuations;
•our dependence on the success of our top products;
•the impact of customer exposure to rising costs and reduced customer income;
•the lack of availability or significant increases in the cost of raw materials;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;

•risks related to the write-down of goodwill or identifiable intangible assets;
•risks related to the evaluation of animals;
•manufacturing problems and capacity imbalances;
•the impact of litigation, regulatory investigations and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•risks related to tax expense or exposure;
•risks related to environmental, health and safety laws and regulations;
•risks related to our presence in foreign markets;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•our dependence on sophisticated information technology and infrastructure and the impact of breaches of our information technology systems;
•risks related to the use of machine learning and artificial intelligence by us and our competitors;
•the impact of increased regulation or decreased financial support related to farm animals;
•adverse effects of labor disputes, strikes, work stoppages and the loss of key personnel or highly skilled employees;
•risks related to underfunded pension plan liabilities;
•our ability to complete acquisitions and successfully integrate the businesses we acquire, including Kindred Biosciences, Inc. (KindredBio) and the animal health business of Bayer Aktiengesellschaft (Bayer Animal Health);
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility, changes in our credit ratings that lead to higher borrowing expenses and may restrict access to credit and changes in interest rates that may adversely affect earnings and cash flows;
•risks related to certain governance provisions in our constituent documents; and
•any failure to maintain an effective system of disclosure controls and internal control over financial reporting, including arising from an identified material weakness.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue excluding the impact of foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.

We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for GAAP reported measures. We encourage investors to review our unaudited condensed consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of the website.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$1,068	$1,026	$3,382	$3,426
Costs, expenses, and other:
Cost of sales	487	472	1,415	1,465
Research and development	86	78	248	241
Marketing, selling, and administrative	313	298	993	963
Amortization of intangible assets	140	128	410	398
Asset impairment, restructuring and other special charges	16	26	91	152
Goodwill impairment	1,042	—	1,042	—
Interest expense, net of capitalized interest	72	60	210	179
Other expense, net	9	8	41	11
(Loss) income before income taxes	$(1,097)	$(44)	$(1,068)	$17
Income tax (benefit) expense	(1)	21	22	41
Net loss	$(1,096)	$(65)	$(1,090)	$(24)
Loss per share:
Basic	$(2.22)	$(0.13)	$(2.21)	$(0.05)
Diluted	$(2.22)	$(0.13)	$(2.21)	$(0.05)
Weighted average shares outstanding:
Basic	492.7	488.4	492.1	488.3
Diluted	492.7	488.4	492.1	488.3

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income (loss) excluding amortization of intangible assets, purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gain on sale of assets, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit), and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, goodwill and other asset impairments, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income divided by the number of weighted average shares outstanding for the periods ended September 30, 2023 and 2022.
We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended September 30, 2023 and 2022 to Selected Non-GAAP Adjusted information:

	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1)	$487	$1	$486	$472	$—	$472
Amortization of intangible assets	140	140	—	128	128	—
Asset impairment, restructuring and other special charges (2)	16	16	—	26	26	—
Goodwill impairment	1,042	1,042	—	—	—	—
Interest expense, net of capitalized interest (3)	72	—	72	60	2	58
Other expense, net (4)	9	6	3	8	—	8
(Loss) income before taxes	(1,097)	1,205	108	(44)	156	112
Income tax (benefit) expense (5)	(1)	(19)	18	21	(10)	31
Net (loss) income	$(1,096)	$1,186	$90	$(65)	$146	$81
(Loss) earnings per share:
basic	$(2.22)	$2.40	$0.18	$(0.13)	$0.30	$0.17
diluted	$(2.22)	$2.40	$0.18	$(0.13)	$0.30	$0.17
Adjusted weighted average shares outstanding:
basic	492.7	492.7	492.7	488.4	488.4	488.4
diluted (6)	492.7	494.4	494.4	488.4	492.0	492.0
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.

(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the three months ended September 30, 2023 and 2022 include the following:
(1)Adjustments of $1 million for the three months ended September 30, 2023, related to amortization of an inventory fair value adjustment recorded from the acquisition of certain assets of NutriQuest Nutricao Animal Ltda (NutriQuest Brazil).
(2)Adjustments of $16 million for the three months ended September 30, 2023 related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health ($11 million) and the write-down of certain indefinite-lived intangible assets primarily due to increases in discount rates ($5 million). Adjustments of $26 million for the three months ended September 30, 2022, primarily related to charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio.
(3)Adjustments of $2 million for the three months ended September 30, 2022, related to debt extinguishment losses recorded in connection with the early repayment of our Term Loan B.
(4)Adjustments of $6 million for the three months ended September 30, 2023 primarily related to the impact of hyperinflationary accounting in Turkey ($1 million) and increases in contingent consideration payable to NutriQuest, LLC (NutriQuest) ($4 million).
(5)Adjustments of $19 million for the three months ended September 30, 2023 represent the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($2 million). Adjustments of $10 million for the three months ended September 30, 2022, represent the income tax expense associated with the adjusted items discussed above.
(6)During the three months ended September 30, 2023 and 2022, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.7 million and 3.6 million, respectively, of common stock equivalents.

	Three Months Ended September 30,
	2023	2022
As reported diluted EPS	$(2.22)	$(0.13)
Amortization of intangible assets	0.29	0.26
Asset impairment, restructuring and other special charges	0.03	0.05
Goodwill impairment	2.11	—
Other (income) expense, net	0.01	—
Subtotal	2.44	0.31
Tax impact of adjustments (1)	(0.04)	(0.01)
Total adjustments to diluted EPS	$2.40	$0.30

Adjusted diluted EPS (2)	$0.18	$0.17
Numbers may not add due to rounding.
(1) 2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.01 per share) during the three months ended September 30, 2023.

(2) Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2023 and 2022 to Selected Non-GAAP Adjusted information:

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales (1)	$1,415	$2	$1,413	$1,465	$—	$1,465
Amortization of intangible assets	410	410	—	398	398	—
Asset impairment, restructuring and other special charges (2)	91	91	—	152	152	—
Goodwill impairment	1,042	1,042	—	—	—	—
Interest expense, net of capitalized interest (3)	210	—	210	179	19	160
Other expense, net (4)	41	25	16	11	(1)	12
Income before taxes	(1,068)	1,570	502	17	568	585
Income tax (benefit) expense (5)	22	(80)	102	41	(95)	136
Net income	$(1,090)	$1,490	$400	$(24)	$473	$449
Earnings per share:
basic	$(2.21)	$3.03	$0.81	$(0.05)	$0.97	$0.92
diluted	$(2.21)	$3.02	$0.81	$(0.05)	$0.96	$0.91
Adjusted weighted average shares outstanding:
basic	492.1	492.1	492.1	488.3	488.3	488.3
diluted (6)	492.1	493.4	493.4	488.3	492.1	492.1
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses non-GAAP financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the nine months ended September 30, 2023 and 2022, include the following:
(1)Adjustments of $2 million for the nine months ended September 30, 2023, primarily related to amortization of inventory fair value adjustments recorded from the acquisition of certain assets of NutriQuest and NutriQuest Brazil.
(2)Adjustments of $91 million for the nine months ended September 30, 2023, related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health ($86 million) and the write-down of certain indefinite-lived intangible assets primarily due to increases in discount rates ($5 million). Adjustments of $152 million for the nine months ended September 30, 2022, primarily related to charges associated with integration efforts and external costs related to the acquisitions of Bayer Animal Health and KindredBio ($77 million), a nonrecurring charge for acquired IPR&D with no alternative future use that was recorded upon the initial consolidation of a variable interest entity that is not a business ($59 million) and the finalization of a write-down charge associated with the sale of our manufacturing site in Speke, U.K. ($22 million), partially offset by adjustments from the reversal of severance accruals ($7 million).

(3)Adjustments of $19 million for the nine months ended September 30, 2022, primarily related to debt extinguishment losses recorded in connection with the early payment of our Term Loan B ($2 million) and the partial early extinguishment of our 4.272% Senior Notes due 2023 ($17 million).
(4)Adjustments of $25 million for the nine months ended September 30, 2023, primarily related to a settlement charge of $15 million related to the Seresto class action lawsuits, the impact of hyperinflationary accounting in Turkey ($6 million) and increases in contingent consideration payable to NutriQuest ($4 million). Adjustments of $1 million for the nine months ended September 30, 2022, primarily related to a gain on the disposal of the microbiome R&D platform.
(5)Adjustments of $80 million for the nine months ended September 30, 2023, represent the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($14 million). Adjustments of $95 million for the nine months ended September 30, 2022, represent the income tax expense associated with the adjusted items discussed above and the reversal of tax expense that was previously stranded in accumulated other comprehensive income due to an interest rate swap settlement ($17 million), partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($10 million).
(6)During the nine months ended September 30, 2023 and 2022, we reported a GAAP net loss and thus potential dilutive common shares were not assumed to have been issued since their effect was anti-dilutive. During the same periods, we reported non-GAAP net income. As a result, potential dilutive common shares would not have had an anti-dilutive effect, and diluted weighted average shares outstanding for purposes of calculating adjusted EPS include 1.3 million and 3.8 million, respectively, of common stock equivalents.

	Nine Months Ended September 30,
	2023	2022
As reported diluted EPS	$(2.21)	$(0.05)
Cost of sales	0.01	—
Amortization of intangible assets	0.83	0.81
Asset impairment, restructuring and other special charges	0.18	0.31
Goodwill impairment	2.11	—
Interest expense, net of capitalized interest	—	0.04
Other expense, net	0.05	(0.01)
Subtotal	3.18	1.15
Tax impact of adjustments (1)	(0.16)	(0.19)
Total Adjustments to EPS	$3.02	$0.96

Adjusted diluted EPS (2)	$0.81	$0.91
Numbers may not add due to rounding.
(1)2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.03 per share) during the nine months ended September 30, 2023. 2022 includes unfavorable adjustments relating to the reversal of tax expense that was previously stranded in accumulated other comprehensive loss due to an interest rate swap settlement (impact of $0.03 per share) and a decrease in the valuation allowance recorded against our deferred tax assets (impact of $0.02 per share) during the nine months ended September 30, 2022.
(2)Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with U.S. GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of U.S. GAAP net income (loss) for the three and nine months ended September 30, 2023 and 2022 to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Reported net loss	$(1,096)	$(65)	$(1,090)	$(24)
Net interest expense	72	60	210	179
Income tax expense	(1)	21	22	41
Depreciation and amortization	173	166	523	513
EBITDA	$(852)	$182	$(335)	$709
Non-GAAP adjustments:
Cost of sales	$1	$—	$2	$—
Asset impairment, restructuring and other special charges	16	26	91	152
Goodwill impairment	1,042	—	1,042	—
Other expense (income), net	6	—	25	(1)
Accelerated depreciation and amortization (1)	—	(5)	(10)	(15)
Adjusted EBITDA	$214	$203	$814	$845
Adjusted EBITDA margin	20.0%	19.8%	24.1%	24.7%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated during the nine months ended September 30, 2023 and the three and nine months ended 2022. These assets became fully depreciated and amortized during the second quarter of 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but it has already been excluded from EBITDA in the "Depreciation and amortization" row above.
The following is a reconciliation of gross debt to net debt as of September 30, 2023:

Long-term debt	$5,870
Current portion of long-term debt	39
Less: Unamortized debt issuance costs	(52)
Total gross debt	5,961
Less: Cash and cash equivalents	369
Net Debt	$5,592

The following is a reconciliation of the impact per share from the goodwill impairment:

Goodwill impairment	$1,042
Tax impact of goodwill impairment	(9)
Impact of goodwill impairment, net of tax impact	1,033
Per share impact of goodwill impairment, net of tax impact (1)	$(2.10)
Numbers may not add due to rounding.
(1) Per share impact of goodwill impairment, net of tax impact is calculated by goodwill impairment, net of tax impact divided by diluted adjusted weighted average shares outstanding for the three months ended September 30, 2023.

Elanco Animal Health Incorporated
Guidance

Reconciliation of 2023 full year reported EPS guidance to 2023 adjusted EPS guidance is as follows:

	Full Year 2023 Guidance
Reported loss per share	$(2.43)	to	$(2.37)
Amortization of intangible assets	Approx. $1.11
Asset impairment, restructuring and other special charges(1)	$0.19	to	$0.21
Goodwill impairment (2)	2.11
Other expense, net	Approx. $0.06
Subtotal	$3.47	to	$3.49
Tax impact of adjustments	$(0.18)	to	$(0.16)
Total adjustments to EPS	Approx. $3.31
Adjusted earnings per share(3)	$0.88	to	$0.94
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to integration efforts of acquired businesses, including the animal health business of Bayer.
(2) Current guidance does not assume any further impairment beyond the third quarter charge.
(3) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2023 full year reported net loss to adjusted EBITDA guidance is as follows:

$ millions	Full Year 2023 Guidance
Reported net loss	$(1,204)	to	$(1,174)
Net interest expense	Approx. $280
Income tax benefit	$27	to	$44
Depreciation and amortization	Approx. $695
EBITDA	$(199)	to	$(154)
Non-GAAP adjustments
Cost of sales	Approx. $2
Asset impairment, restructuring and other special charges	Approx. $100
Goodwill impairment(1)	$1,042
Accelerated depreciation and amortization	Approx. $(10)
Other income, net	Approx. $28
Adjusted EBITDA	$965	to	$1,000
Adjusted EBITDA margin	22.1%	to	22.7%
(1) Current guidance does not assume any further impairment beyond the third quarter charge.

Reconciliation of 2023 fourth quarter reported EPS guidance to 2023 fourth quarter adjusted EPS guidance is as follows:

	Fourth Quarter 2023 Guidance
Reported loss per share	$(0.23)	to	$(0.17)
Amortization of intangible assets	Approx. $0.28
Asset impairment, restructuring and other special charges (1)	$0.01	to	$0.03
Goodwill impairment (2)	$0.00
Other expense, net	Approx. $0.01
Subtotal	$0.29	to	$0.32
Tax impact of adjustments	$(0.02)	to	$0.00
Total adjustments to EPS	$0.29	to	$0.30
Adjusted earnings per share (3)	$0.07	to	$0.13
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments are related to integration efforts, including the acquisition of the animal health business of Bayer.
(2) Current guidance does not assume any further impairment beyond the third quarter charge.
(3) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2023 fourth quarter reported net loss to 2023 fourth quarter adjusted EBITDA guidance is as follows:

$ millions	Fourth Quarter 2023 Guidance
Reported net loss	$(113)	to	$(83)
Net interest expense	Approx. $70
Income tax provision	$5	to	$22
Depreciation and amortization	Approx. $170
EBITDA	$(134)	to	$(180)
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $10
Goodwill impairment (1)	$0
Other expense, net	Approx. $3
Adjusted EBITDA	$151	to	$186
Adjusted EBITDA margin	15.4%	to	18.3%
(1) Current guidance does not assume any further impairment beyond the third quarter charge.